Filed Pursuant to Rule 433

Registration Statement No. 333-267182

AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES®

Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs
Issuer	HSBC Bank plc (“HSBC”)
Principal Amount	$10.00 per unit
Term	Approximately one year, if not called on the first two Observation Dates
Market Measure	An approximately equally weighted basket of three ETFs comprised of the Energy Select Sector SPDR® Fund (Bloomberg symbol: “XLE”), the Financial Select Sector SPDR® Fund (Bloomberg symbol: “XLF”), , and the Industrial Select Sector SPDR® Fund (Bloomberg symbol: “XLI”).
Automatic Call	Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Starting Value
Observation Level	The closing level of the Market Measure on any Observation Date
Observation Dates	Approximately six, nine and twelve months after the pricing date
Call Level	100% of the Starting Value
Call Amounts (per Unit)	[$10.3750 to $10.4250] if called on the first Observation Date, [$10.5625 to $10.6375] if called on the second Observation Date and [$10.7500 to $10.8500] if called on the final Observation Date, each to be determined on the pricing date
Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of the principal amount at risk
Threshold Value	100% of the Starting Value
Investment Considerations	This investment is designed for investors who anticipate that the Observation Level on at least one of the Observation Dates will be equal to or greater than the Call Level and, in that case, accept an early exit from the investment, and are willing to accept that their return on their investment will be capped at the applicable Call Premium, take full downside risk and forgo interim interest payments.
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/1140465/000110465923130125/tm2332754d18_fwp.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	If the notes are not called, you will lose up to 100% of the principal amount.
•	Your investment return is limited to the return represented by the applicable Call Premium.
•	Payments on the notes, including any repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	The notes are not insured or guaranteed by any governmental agency of the United Kingdom, the United States or any other jurisdiction.
•	You may lose some or all of your investment if any UK bail-in power (or any other resolution measure) is exercised by a relevant UK resolution authority.
•	The estimated initial value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the estimated initial value of the notes on the pricing date.
•	You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
•	The stocks included in each Basket Component are concentrated in one sector.
•	Adverse conditions in the energy, the financial or the industrial sector may reduce the return on your notes.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

HSBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for each of the offerings to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HSBC, any agent, or any dealer participating in these offerings will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.